ORANGE AND ROCKLAND UTILITIES, INC.

                        POST-DIRECTOR SERVICE

                    RETAINER CONTINUATION PROGRAM




























                                  Effective: April 8, 1987
                             Amended as of : April 12, 1989
                                             June 1, 1989
                                             April 5, 1990
                                             April 14, 1993
                                             **************

                 ORANGE AND ROCKLAND UTILITIES, INC.
                        POST-DIRECTOR SERVICE
                    RETAINER CONTINUATION PROGRAM



              In recognition of the added value of the continued service of directors who are experienced with the operations of Orange and Rockland Utilities, Inc. (the "Company") because of their length of service on the Board and to provide a benefit for such experience so as to encourage directors to continue to serve, the following Company Post-Director Service Retainer Continuation Program is hereby created:

              1. Eligibility. Any director who is not otherwise covered by any retirement plan or program sponsored by the Company and who has served as a member of the Company's Board of Directors for a period of at least five continuous years shall be an "Eligible Director".

              2. Retainer Continuation. Upon ceasing to be a member of the Board of Directors, an Eligible Director shall be entitled to the continuation of one hundred percent (100%) of the annual Board and Committee service retainers as in effect and being paid to such Eligible Director at the time the Eligible Director ceased to be a member of the Board of Directors, subject to the limitations contained in Paragraph 3 below.

              3. Time and Manner of Payment. The retainer continuation payments shall commence (i) if the Eligible Director is living, as of the first day of the calendar month next following the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board of Directors or (ii) in the case of the death of an Eligible Director prior to commencement of payments, as of the first day of the calendar month next following the later of the 65th anniversary of the Eligible Director's birth or the Eligible Director's date of death; provided, however, if the Eligible Director has already received an installment of the annual retainer for a period extending beyond when the retainer continuation payments would otherwise begin as provided herein, the retainer continuation payments will not commence until the expiration of the period for which the retainer has been paid. The retainer continuation payments shall be made in nearly equal monthly installments equal to one-twelfth (1/12th) the annual retainer specified in Paragraph 2 above. Such payments shall be made as of the first day of each month and shall continue for a period equal to the lesser of (a) the Eligible Director's full years of service on the Board of Directors, or (b) 10 years. In the event an Eligible Director dies, either while serving on the Board or after retiring from the Board, and where payments remain to be made, the remaining payments shall be made to the beneficiary last designated by the Eligible Director in writing to the Retirement Committee, or if none, to the Eligible Director's estate. In the event of the death of a beneficiary to whom payments are due, the remaining payments shall be made to such beneficiary's estate. In the event payments are to be made to a beneficiary or to the estate of an Eligible Director or a beneficiary, the Retirement Committee, at its sole discretion and at any time, may provide for the lump-sum payment of the present value of the remaining payments, such present value to be determined by using a discount factor equal to the interest rate assumption used to calculate the Company's contribution under the Employees' Retirement Plan of Orange and Rockland Utilities, Inc.

    Beginning as of July 1 of the year for which the cumulative percentage change in the CPI-U (as defined below) exceeds 20%, but not earlier than July 1, 1993, and as of each July 1 thereafter, the retainer continuation payments then being paid to or with respect to an Eligible Director shall be increased by an adjustment amount, not less than zero, determined by multiplying the original retainer continuation payment amount, by a percentage (rounded to the nearest 1/100 of 1%) equal to 75% of the cumulative percentage change in the CPI-U for the year in excess of 20%, but not more than the applicable cumulative maximum percentage (as each is defined below).

    The terms specified below which are used above shall have the following meanings unless the context clearly dictates another meaning:

    (x) "CPI-U" means the annual average figure under the Consumer Price Index for All Urban Consumers, U.S. City Average of All Items (1982-1984=100), or its successor, as published by the United States Bureau of Labor Statistics.

    (y) "cumulative percentage change in the CPI-U" for a year is calculated by dividing the difference between the CPI-U for the prior year and the CPI-U for the year prior to the year in which the retainer continuation payment originally commenced by the CPI-U for the year prior to the year in which the retainer continuation payment originally commenced, and rounding to the nearest 1/100 of 1% (e.g., for purposes of determining the cumulative percentage change in the CPI-U for 1993 for an Eligible
         Director whose retainer continuation payment commenced in 1990, subtract the CPI-U for 1989 from the CPI-U for 1992, then divide the result by the CPI-U for 1989 and round to the nearest 1/100 of 1%). Notwithstanding any provisions herein to the contrary, in all cases when the retainer continuation payment commenced before January 1, 1989, the cumulative percentage change in the CPI-U for a year shall be calculated by dividing the difference between the CPI-U for the prior year and the CPI-U for 1991 by the CPI-U for 1991, rounding to the nearest 1/100 of 1%, and adding 20%.

    (z) "cumulative maximum percentage" is 3% for the first year in which an adjustment is first made hereunder and for each succeeding year is 3% plus 103% of the prior year's cumulative maximum percentage, rounded to the nearest 1/100 of 1% (e.g., 3% for the first year adjustment, 6.09% for the second year, 9.27% for the third year and so on).


              4. Nature of Payment. The retainer continuation payments are purely personal to the Eligible Director and may not be assigned, alienated, anticipated or encumbered. Any attempt to assign, alienate, anticipate or encumber the payments shall result in the Eligible Director's forfeiture of all rights to any retainer continuation payments hereunder.

              5. Source of Payments. All payments of awards provided for under the Program shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the director or his or her dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the director shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Program and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any persons. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

              6.  Administration.  This Program shall be
administered by the Retirement Committee of the Company which shall have the full power and authority to construe, interpret and administer the Program. All decisions, actions or interpretations of the Retirement Committee shall be final, conclusive and binding on all parties.

              7. Amendment. The Board of Directors reserves the right to amend the Program in whole or in part at any time without the specific consent of any Eligible Director; provided, however, that no such amendment shall adversely affect retainer continuation payments then being made or the rights of any then Eligible Director to receive retainer continuation payments earned prior to the amendment, calculated on the basis of such Eligible Director's continuous service as a director at the time of the amendment and the annual retainer then in effect.

              8. Termination. The Board of Directors reserves the right to terminate the Program at any time. Termination of the Program shall not affect the retainer continuation payments then being made. Such payments shall be continued in accordance with the terms hereof. In addition, termination of the Program shall not affect the right of any Eligible Director as of the date of termination to receive retainer continuation payments which shall be calculated on the basis of the continuous service of the Eligible Director as of the time of termination of the Program and the annual retainer then in effect. Such retainer continuation payments shall commence and be paid in accordance with the otherwise applicable provisions of the Program (Paragraph 3).

              9. Change in Control. Notwithstanding anything else herein to the contrary, in the event of the occurrence of a Change in Control, if any, each Eligible Director shall have the right to receive and shall be paid, as soon as practicable after such occurrence becomes reasonably certain, a lump sum cash amount equal to the present value of the retainer continuation payments that would otherwise have been paid pursuant to Paragraph 3, on the assumption that, (a) payments (including any payments already made) would be made for a period equal to the lesser of the Eligible Director's full years of service on the Board of Directors or 10 years, and (b) that, with respect to Eligible Directors who were not yet receiving retainer continuation payments, such payments would commence on the later of the Eligible Director's attaining age 65 or the date of the Change in Control. Such present value shall be determined by using a discount factor equal to the interest rate assumption used to calculate the Company's contributions under the Employees' Retirement Plan of Orange and Rockland Utilities, Inc. as of the date of the Change in Control.

              As used in the Plan, "Change in Control" shall mean the happening of any of the following:

         (a) receipt by the Company of a report on Schedule l3D filed with the Securities and Exchange Commission pursuant to
    Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act") disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding stock of the Company;

         (b) purchase by any person (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in Rule l3d-3 under the 1934 Act), directly or indirectly, of 20 percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule l3d-3 under the 1934 Act in the case of rights to acquire stock);

         (c) approval by the stockholders of the Company of any (i) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (ii) sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

         (d) a change in the majority of the members of the Board of Directors within a 12-month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

             10. Effective Date. This Program shall be effective on April 8, 1987.




DIR-RET.PRG